Exhibit 99.1

Ironclad Performance Wear Announces Annual Stockholder Meeting Results

LOS ANGELES, CA – May 29, 2012 – Ironclad Performance Wear Corporation (ICPW.OB), the recognized leader in high-performance task-specific work gloves, announced the results of its Annual Stockholders Meeting, which was held on May 23, 2012 in El Segundo, CA.

Election of Directors:  Stockholders re-elected Scott Jarus, Eduard Jaeger, R.D. Pete Bloomer, Vane Clayton, and Scott Alderton; and elected David Jacobs to the company’s Board of Directors.

Appointment of Independent Auditors:  Stockholders approved the appointment of EFP Rotenberg, LLP as independent auditor for the fiscal year ending December 31, 2012.  The Audit Committee of the Board of Directors will determine the independent auditors’ fees.

The final vote results have also been reported in a Form 8-K filing by the company with the Securities and Exchange Commission.

About Ironclad Performance Wear Corporation
Ironclad Performance Wear is a leader in high-performance task-specific work gloves. It created the performance work glove category in 1998, and continues to leverage its leadership position in the safety, construction and industrial markets through the design, development and distribution of specialized task-specific gloves for industries such as oil & gas extraction; automotive; and police, fire, first-responder and military. Ironclad engineers and manufactures its products with a focus on innovation, design, advanced material science and durability. Ironclad's gloves are available through industrial suppliers, hardware stores, home centers, lumber yards, and sporting goods retailers nationwide; and through authorized distributors in North America, Europe, Australia and Asia.

Built Tough for the Industrial Athlete™

For more information on Ironclad, please visit www.ironclad.com.

Contacts
Scott Jarus, CEO
scottj@ironclad.com
(310) 643-7800 x120

Justin Vaicek
Liolios Group, Inc.
ICPW@liolios.com
(949) 574-3860